EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

                             DATED JANUARY 12, 1998

                                  BY AND AMONG

                    OUTSOURCE INTERNATIONAL OF AMERICA, INC.

                                    AS BUYER,

                                  TEMPUS, INC.

                                    AS SELLER

                                       AND

                                  JOHN BECHARD


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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT is made and entered into this 12th day of January, 1998 ("Agreement"), by and among OutSource International of America, Inc., a Florida corporation ("Buyer"), Tempus, Inc., a Tennessee corporation ("Seller") and John Bechard("Bechard").

                                    RECITALS:

         WHEREAS, Seller operates temporary and permanent staffing businesses in the States of Tennessee, Arkansas and Mississippi, with one corporate headquarters office (the "Corporate Office") and sixteen (16) branch offices ("Branch Offices") at the locations set forth on SCHEDULE 1 hereto (collectively, the "Business").

         WHEREAS, Bechard is the principal shareholder of Seller;

         WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on the terms and conditions set forth herein, substantially all of the assets of Seller, which together constitute substantially all of the assets that are used in connection with, necessary for, or beneficial to, the operation of the Business; and

         WHEREAS, it is the intention of Buyer to offer employment to the sales and servicing employees of Seller in the Branch Offices, subject to completion of all standard pre-employment screening and other pre-employment procedures of Buyer;

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.       SALE OF ASSETS; ASSUMPTION OF LIABILITIES.

         1.1 SALE OF ASSETS OF SELLER. Subject to the terms and conditions hereof, Seller will sell, convey, assign, transfer and deliver to Buyer at the Closing (as hereafter defined), and Buyer will purchase and accept at the Closing, all assets, properties, privileges, rights, interests, business and goodwill owned by Seller or in which Seller has an interest (except the Excluded Assets, as hereinafter defined), and used or held for use in connection with the operation of the Business, of every kind and description, real, personal and mixed, tangible and intangible and wherever located (such assets, properties, privileges, rights, interests, business and goodwill being transferred hereunder are hereinafter referred to collectively as the "Assets"). Without limiting the generality of the foregoing, the Assets shall include all of Seller's right, title and interest in and to the following (except to the extent any of the following constitute Excluded Assets):

                  (a) All supplies, equipment, vehicles, machinery, furniture, fixtures, leasehold improvements and other tangible property owned by Seller or used by Seller in

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connection with the Business, including, without limitation, the tangible assets listed on SCHEDULE 1.1 hereto.

                  (b) All of Seller's right, title and interest under all agreements or contracts to which it is a party or by which it or the Assets are bound or which otherwise relate to the Business, including, without limitation, the documents listed on SCHEDULE 3.7 hereto;

                  (c) All of Seller's right, title and interest in and to the Intellectual Property (as hereafter defined) owned by Seller or used in the Business;

                  (d) All proprietary knowledge, trade secrets, technical information, quality control data, processes (whether secret or not), methods, and other similar know-how or rights used in the Business;

                  (e) All rights of Seller in and to its corporate name, trade names and trademarks used in the Business, and variants thereof and all goodwill associated therewith;

                  (f) The Business as a going concern and its Permits (as hereinafter defined), licenses, telephone numbers, customer lists, vendor lists, advertising material and data, restrictive covenants, lists of temporary employees, choses in action, rights of recovery, rights of recoupment, together with all books, computer software, files, papers, records and other data of Seller relating to its respective assets, properties, business and operations; and

                  (g) All other property and rights of every kind or nature owned by Seller or used in the Business, including but not limited to the employment applications of temporary staff (the "Applications"), and all non-competition, confidentiality and non-solicitation agreements executed by employees of Seller.

         1.2 ASSETS RETAINED BY SELLER. There shall be excluded from the Assets and retained by Seller all of the following (collectively, the "Excluded Assets"):

                  (a) All of Seller's cash, cash equivalents, accounts receivable and any prepaid charges or expenses including, without limitation, security deposits and any workers' compensation insurance payments or adjustments, relating to Seller's business activities prior to the Closing Date;

                  (b) The corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation; and

                  (c) Any of the rights of Seller under this Agreement (or under any agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement).

                  (d) Any employment agreements entered into by Seller.

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         1.3 ASSUMPTION OF LIABILITIES. At the Closing, Buyer shall assume, and shall agree to satisfy and discharge as the same become due only those liabilities and obligations of Seller specifically listed on SCHEDULE 1.3 hereto (the "Assumed Obligations") and, subject to Section 1.4 of this Agreement, the Assumed Leases (as hereafter defined). True, correct and complete copies of all agreements with respect to the Assumed Obligations are attached to SCHEDULE 1.3 hereto. Buyer shall not assume, agree to perform or discharge, indemnify the Seller against, otherwise be responsible at any time for any liability, obligation, debt or commitment of Seller, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, that is not expressly listed on SCHEDULE 1.3 hereto. Without limiting the generality of the foregoing sentence, Buyer shall not assume or be responsible for any of the following: any amounts due to any of Seller's creditors listed on SCHEDULE 1.3 hereto in excess of the amounts expressly listed thereon; any matured obligations under leases, licenses, contracts or agreements in excess of the amounts expressly listed on SCHEDULE 1.3 hereto; any liabilities, obligations, debts or commitments of Seller incident to, arising out of, or incurred with respect to, this Agreement and the transactions contemplated hereby; any and all sales, use, franchise, income, gross receipts, excise, payroll, personal property (tangible or intangible), real property, ad-valorem, value added, leasing, leasing use, or other taxes, levies, imposts, duties, charges or withholdings of any nature arising out of the transactions contemplated hereby. Seller further agrees to satisfy and discharge as the same shall become due all of its obligations and liabilities not specifically assumed by Buyer hereunder. Buyer's assumption of the Assumed Obligations shall in no way expand the rights and remedies of third parties against Buyer as compared to the rights and remedies which such parties would have had against Seller had this Agreement not been consummated. Effective as of the Closing Date, at the option of Buyer, all of Seller's employees shall be terminated by Seller. Buyer shall permit any terminated employee of Seller to apply for employment at another location of Buyer.

         1.4 LEASES. Notwithstanding any other provision of this Agreement, Buyer's assumption of any liabilities or obligations of Seller with respect to any real property lease or leasehold interest (the "Assumed Leases") shall be subject to the terms of Assignment of Leases to be delivered pursuant to Sections 2.2(h) of the Agreement. SCHEDULE 1.4 hereto contains a complete list of all Assumed Leases. True, correct and complete copies of all of the Assumed Leases are attached to SCHEDULE 1.4 hereto. Seller shall cause the landlords of each of the properties listed on SCHEDULE 1.4 to execute the Estoppel Certificate and Consent to Assignment of Lease attached hereto as EXHIBIT A.

         1.5 PAYMENT FOR ASSETS. Buyer shall purchase the Assets for a maximum aggregate purchase price (the "Purchase Price") of Four Million Seven Hundred Fifty Thousand Dollars ($4,750,000.00), payable in accordance with Section 1.6 hereto, subject to post-closing adjustment in accordance with Section 1.7 hereto.

         1.6 PAYMENT OF PURCHASE PRICE. At Closing, Buyer shall pay the Purchase Price as follows:

                  (a) Cash in the amount of Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) via bank wire transfer;

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                  (b) The issuance and delivery of a junior subordinated
promissory note in the principal amount of One Million Five Hundred Thousand Dollars ($1,500,000), bearing interest at the rate of six and one-half percent (6 1/2%) per annum (the "Subordinated Note"), substantially in the form attached hereto as EXHIBIT B.

         1.7 POST-CLOSING ADJUSTMENT TO PURCHASE PRICE. If the adjusted gross profit of the Business for calendar year 1997, as calculated in accordance with EXHIBIT C-1 hereto (the "1997 Adjusted GP") on or before April 30, 1998 (the "1997 Adjusted GP Determination Date"), is less than $3,939,000.00 (the "Minimum 1997 Adjusted GP"), the Purchase Price shall be reduced by the product of (i)
1.31 and (ii) the difference between the Minimum 1997 Adjusted GP and the 1997 Adjusted GP (such product hereinafter referred to as the "1997 Adjusted GP Difference"). The reduction in the Purchase Price pursuant to this Section 1.7 shall be effectuated by a reduction in the outstanding principal amount of the Subordinated Note as of the 1997 Adjusted GP Determination Date equal to the 1997 Adjusted GP Difference; provided, however, that the reduction in the Purchase Price pursuant to this Section 1.7 shall in no event exceed Three Hundred Thousand Dollars ($300,000.00). In the event of a reduction in the Purchase Price as a result of this Section 1.7, Seller shall surrender the Subordinated Note and Buyer shall issue and deliver to Seller a new junior subordinated promissory note reflecting the revised outstanding principal amount.

         1.8 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Assets as set forth on EXHIBIT C-2 hereto (the "Allocation"). The Allocation shall be made in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and applicable Treasury regulations. Buyer and Seller shall: (i) be bound by the Allocation for purposes of determining any Taxes (as hereafter defined); (ii) prepare and file tax returns on a basis consistent with the Allocation; and (iii) take no position inconsistent with the Allocation in any proceeding before any taxing authority or otherwise. In the event that the Allocation is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other parties hereto of the receipt of such notice. Seller and Buyer each shall timely after the Closing file form 8594 with the Internal Revenue Service (the "Service") detailing this allocation. In the event that Buyer determines that any adjustments to such allocation are necessary, and Seller consents to such adjustments, Seller shall make such modifications as are necessary in Seller's form 8594 or any tax report or return filed or to be filed by Seller in order to conform to Buyer's allocation as adjusted.

         1.9 ENCUMBRANCES. The Assets shall be sold and conveyed to Buyer free and clear of all mortgages, security interests, charges, encumbrances, liens, assessments, covenants, claims, title defects, pledges, encroachments and burdens of every kind or nature whatsoever, except for the matters set forth in
SCHEDULE 3.1 hereto (the "Permitted Liens").

         1.10 PRORATION. Seller shall pay at Closing all applicable transfer, sales, use, bulk sales and other taxes, and all documentary, filing, recording and vehicle registration fees payable as a result of the transfer of the Assets. All ad valorem and property taxes, and any similar assessment based upon or measured by Seller's ownership interest in the Assets, shall be prorated between Seller and Buyer as of the Closing Date based upon such taxes assessed against the Assets for the tax period in question, or if there is insufficient information for such tax period, based upon taxes assessed for the immediately preceding tax period. All such taxes shall

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be prorated on the basis of a 365-day year. Seller shall be charged for all such taxes and assessments based upon or measured by Seller's ownership prior to the Closing Date and Buyer shall be charged for all such taxes and assessments based upon or measured by Buyer's ownership on or after the Closing Date. All such prorations and payments shall be made at the Closing.

2.       CLOSING DATE.

         2.1 TIME AND PLACE OF CLOSING. The closing of the sale and purchase of the Assets (the "Closing") will take place at the offices of Benham Leake Attorneys, 6000 Poplar Avenue, Suite 401, Memphis, Tennessee at 12:00 p.m., Central Standard Time, on January 19, 1998 or at such other time and place as the parties may establish (the date of the Closing being hereinafter referred to as the "Closing Date"). The transactions contemplated hereby shall be deemed to be effective as of 12:01 a.m., Central Daylight Time, on the Closing Date.

         2.2 DELIVERIES BY SELLER. At or prior to the Closing, Seller shall execute and deliver or cause to be executed and delivered to Buyer the following:

                  (a) A Bill of Sale, in substantially the form attached as EXHIBIT D hereto;

                  (b) An Assignment, in substantially the form attached as EXHIBIT E hereto;

                  (c) An Employment Agreement in substantially the form attached as EXHIBIT F hereto;

                  (d) A Confidentiality, Non-Solicitation and Noncompetition Agreement in substantially the form attached as EXHIBIT G hereto executed by Bechard, pursuant to which he shall agree not to compete with Buyer for a period of five years after termination of his employment with Buyer;

                  (e) An Assignment of Applications, in substantially the form attached as EXHIBIT H hereto;

                  (f) An Estoppel Certificate and Consent to Assignment of Lease for each of the Assumed Leases substantially in the form attached as EXHIBIT A hereto;

                  (g) An Assignment of Trademarks substantially in the form attached hereto as EXHIBIT I;

                  (h) Assignment of Leases for each of the Assumed Leases, substantially in the form attached hereto as EXHIBIT J;

                  (i) A Certificate executed as of the Closing Date by a duly authorized officer of Seller certifying: (i) the resolutions of the Board of Directors and Shareholders of Seller approving the transactions contemplated hereby, and (ii) as to the accuracy of Seller's representations and warranties and as to the performance and compliance of all of the terms, provisions and conditions to be performed or complied with by Seller at or before Closing;

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                  (j) Copies of originally executed UCC-3 Termination Statements in a form satisfactory for filing with the State of Tennessee, the Registrar of Deeds, Shelby County, Tennessee and all other governmental agencies, relating to any and all financing statements previously filed by First Tennessee Bank listing Seller as debtor and First Tennessee Bank as secured party;

                  (k) The documents required pursuant to Sections 6 of this Agreement; and

                  (l) Such other instruments of sale, transfer, conveyance and assignment as Buyer and its counsel may reasonably request.

         2.3 DELIVERIES BY BUYER. At or prior to Closing, Buyer shall execute and deliver or cause to be executed and delivered to Seller the following:

                  (a) An Employment Agreement in substantially the form attached as EXHIBIT F hereto;

                  (b) A Confidentiality, Non-Solicitation and Noncompetition Agreement in substantially the form attached as EXHIBIT G hereto executed by Bechard;

                  (c) A Certificate executed as of the Closing Date by a duly authorized officer of Buyer certifying: (i) the resolutions of the Board of Directors of Buyer approving the transactions contemplated hereby, and (ii) as to the accuracy of Buyer's representations and warranties and as to the performance and compliance of all of the terms, provisions and conditions to be performed or complied with by Buyer at or before Closing; and

                  (d) Such other instruments of assumption as Seller and its counsel may reasonably request.

3. REPRESENTATIONS AND WARRANTIES OF SELLER AND BECHARD. Seller and Bechard, jointly and severally, as a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, make the following representations and warranties to Buyer. The term "knowledge" or similar language used in this Section 3 shall, in each case, mean the best knowledge of Seller or Bechard, as the case may be, after reasonable investigation.

         3.1 TITLE TO ASSETS. Except as described in SCHEDULE 3.1 hereto, Seller has good, marketable and unencumbered title to the Assets (or, with respect to any real or personal property leases included in the Assets, a valid leasehold interest therein), free and clear of all mortgages, security interests, liens, claims, encumbrances, title defects, pledges, charges, assessments, covenants, encroachments and burdens of any kind or nature whatsoever, and have full right and authority to transfer and deliver all the Assets. Except as described in
SCHEDULE 3.1 hereto, upon consummation of the transactions contemplated hereby, Seller will have transferred to Buyer good, marketable and unencumbered title to the Assets (or with respect to any real or personal property leases included in the Assets, a valid leasehold interest therein), free and clear of all mortgages, security interests, liens, claims, encumbrances, title defects, pledges, charges, assessments, covenants, encroachments and burdens of any kind or nature

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whatsoever. The Assets constitute all of the assets that are used in connection with, necessary for, or beneficial to the operation of the Business.

         3.2 CORPORATE STATUS OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Seller is qualified to do business and in good standing in each jurisdiction where the operation of its business requires that it be so qualified. Seller has all requisite corporate power and authority to own, operate and lease its properties and assets, to conduct its business as it is now being conducted, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. An accurate and complete copy of the Articles of Incorporation and Bylaws of Seller, as presently in effect, are included as an attachment to SCHEDULE 3.2 hereto.

         3.3 AUTHORITY CONCERNING THIS AGREEMENT. The execution, delivery and performance by Seller of this Agreement and of each agreement, document or instrument executed and delivered or to be executed and delivered in connection with the transactions contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all necessary corporate action of Seller. This Agreement is (and, when executed and delivered, each agreement, document or instrument to be executed and delivered in connection with the transactions contemplated hereby will be) valid and binding upon Seller, and enforceable against Seller in accordance with their respective terms except to the extent that enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other laws affecting the enforcement of creditors' rights or by the principles governing the availability of equitable remedies.

         3.4 CONDITION OF REAL AND PERSONAL PROPERTY; LEASES. Seller does not own any real property. All real property leased by Seller and used in the operation of the Business is listed and described in SCHEDULE 3.4 hereto. All buildings and improvements located thereon are in good condition and repair, subject only to normal wear and tear. Seller has delivered to Buyer accurate and complete copies of all leases relating to real and personal property leased by Seller and used in the operation of the Business and, except as described in
SCHEDULE 3.4, all such leases are in full force and effect, no event of default has been declared thereunder and, to the Seller's knowledge, no basis for any default exists. All material items of tangible personal property and assets owned or leased by Seller and used in the operation of the Business are described in SCHEDULE 1.1 hereto. All machinery and equipment listed in SCHEDULE
1.1 conforms to all applicable ordinances, regulations, and other laws. Except as described in SCHEDULE 1.1, all items listed on SCHEDULE 1.1 are in good operating condition and repair, subject only to normal wear and tear, and are adequate to conduct the Business as it is now being conducted.

         3.5 FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. Attached hereto as part of SCHEDULE 3.5 are: (i) Seller's audited financial statements for the years ended December 31, 1994 and 1995 and December 29, 1996; and (ii) Seller's interim unaudited financial statements for the period ended November 23, 1997 (the "Financial Statements"). The Financial Statements: (a) present fairly the financial position and results of operations of the Seller for the dates or periods indicated thereon; (b) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the period indicated; and (c) accurately reflect the transactions, assets and liabilities of Seller as of the dates and for the periods presented. Except as set forth in the Financial Statements or on SCHEDULE 3.5 hereto, Seller has no debts,

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liabilities or obligations, whether direct or indirect, accrued, absolute, contingent, matured, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with generally accepted accounting principles. Neither Seller nor Bechard is aware of any basis for the assertion of any claims or liabilities of any nature which are not fully reflected or reserved against in the Financial Statements or otherwise disclosed in SCHEDULE 3.5 hereto.

         3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1996, Seller has conducted the Business only in the normal and ordinary course in substantially the same manner as heretofore conducted and has used all reasonable efforts consistent with normal business practices to preserve and promote the Business and to avoid any act that might have a material adverse effect upon the value of the Business as a going concern or upon the Assets. No event has occurred to prevent the Business from operating in a normal and usual manner and in substantially the same manner as heretofore operated. Except as expressly set forth in SCHEDULE 3.6 hereto, since December 31, 1996:

                  (a) there has not been any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the Business or the Assets;

                  (b) there has not been any increase (other than normal merit or cost-of-living increases in the ordinary course of business and consistent with past practices) or material change: (i) in compensation or bonuses payable to or to become payable by Seller to its officers, employees or agents; (ii) in any insurance, pension or other benefit plan, payment or arrangement made to, for or with any of such officers, employees or agents; or (iii) other material change in the employment terms of any officer, employee or agent of Seller;

                  (c) there has not been any sale, transfer or other disposition of any tangible or intangible asset, or real or personal property or interest therein, or any mortgage, lien or encumbrance placed thereon except in the ordinary course of business and consistent with past practice;

                  (d) there have not been any capital expenditures, capital additions, capital improvements or charitable contributions made, or committed to be made, involving, individually or in the aggregate, Two Thousand Five Hundred Dollars ($2,500.00) or more;

                  (e) there has not been any failure to maintain any of Seller's books, accounts and records in the usual, regular and ordinary manner and in accordance with good business practices and consistent with past practice;

                  (f) there has not been any action taken or omitted to be taken by Seller which could cause (with or without the giving of notice or the passage of time, or both) the breach, default, acceleration, amendment, termination or waiver of or under any Material Agreement (as hereinafter defined) or the imposition of any lien, encumbrance, mortgage or other claim or charge against the Assets including, without limitation, the termination or request for refund of any of Seller's utility, security and other deposits and prepaid expenses;

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                  (g) there has not been any liability, obligation or commitment incurred by Seller not in the ordinary course of business involving, individually more than $5,000.00 or in the aggregate, more than $30,000.00;

                  (h) there are no pending claims for worker's compensation submitted by any employee of Seller with respect to services performed on behalf of Seller, or facts or state of facts existing which could give rise to claims for workers' compensation by any employee of Seller with respect to services performed on behalf of Seller which exceed individually Five Thousand Dollars ($5,000.00).

                  (i) Seller has not entered into, nor has Seller or the Assets become subject to, any contracts, agreements, commitments, indentures, mortgages, notes, bonds, license, real or personal property leases or other obligations of the type required to be disclosed in SCHEDULE 3.7 hereto that are not otherwise disclosed herein;

                  (j) Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any person or entity;

                  (k) there has been no change made or authorized in the charter or bylaws of Seller;

                  (l) Seller has not issued, sold or otherwise disposed of any of its capital stock or granted any options, warrants or other rights to purchase or obtain any of its capital stock;

                  (m) Seller has not declared, set aside or paid any dividend nor made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock;

                  (n) Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers or employees;

                  (o) there has not been, to the knowledge of Seller or Bechard, any other event or condition of any character which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the Assets, the Business, or on the financial condition or operations of Seller; and

                  (p) there has not been any commitment to do any of the foregoing.

         3.7 CONTRACTS AND COMMITMENTS. SCHEDULE 3.7 hereto includes a true, correct and complete list of all material contracts, agreements, commitments, indentures, mortgages, notes, bonds, licenses, real and personal property leases and other obligations to which Seller is a party, by which Seller or its assets or properties are bound or may be affected or which otherwise relate to the Business (the "Material Agreements"). Without limiting the generality of the foregoing, the term Material Agreement includes: (a) any lease or license with respect to any Assets, whether Seller is tenant, landlord, licensor or licensee thereunder; (b) any agreement, contract, indenture or other instrument relating to the borrowing of money or the

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guarantee of any obligation or the deferred payment of the purchase price of any
Assets; (c) any agreement concerning a partnership or joint venture; (d) any agreements between Seller on the one hand and any of its shareholders, officers, directors or employees on the other; (e) any agreement relating to confidentiality or noncompetition; (f) any preferential purchase right, right of first refusal or similar agreement; (g) any agreement entered into outside of the ordinary course of business; or (h) any other agreement (or group of related agreements) which could involve expenditures (in cash or in kind) by Seller in excess of $2,500.00 per year. True and complete copies of all of the Material Agreements have been delivered by Seller to Buyer. Each of the Material Agreements listed in SCHEDULE 3.7 are valid, binding and enforceable in accordance with their respective terms and are in full force and effect and were entered into in the ordinary course of business on an "arms length" basis. No part of Seller's rights or benefits under any Material Agreement has been assigned, transferred, or in any way encumbered. Seller is not in breach of nor has Seller defaulted under any of the Material Agreements and no occurrence or circumstance exists which constitutes (with or without the giving of notice or the passage of time or both) a breach or default by Seller under any Material Agreement. To Seller's knowledge, the other parties to the Material Agreements are not in default thereunder and no occurrence or circumstance exists which constitutes or would constitute (with or without the giving of notice or the passage of time or both) a breach or default by the other party thereunder. Except as set forth on SCHEDULE 3.7 hereto, and except for contracts relating to Assumed Obligations set forth on SCHEDULE 1.3 hereto and the Assumed Leases listed on SCHEDULE 1.4 hereto, neither Seller nor any of the Assets are bound by or subject to any contract, agreement, commitment, indenture, mortgage, note, bond, license, real or personal property lease or other obligation which on the Closing Date cannot be terminated upon thirty (30) days' written notice by Seller or Buyer without penalty or other obligation being incurred upon such termination.

         3.8 [INTENTIONALLY OMITTED]

         3.9 INTELLECTUAL PROPERTY. Seller does not own and is not licensed to use any patents, trademarks, or copyrights. To the knowledge of Seller and Bechard, Seller owns or is licensed to use all trade names, service marks and other trade designations, including common law rights, registrations, applications for registration, technology, know-how or processes (the "Intellectual Property") necessary to conduct the Business, free and clear of and without conflict with the rights of others. Each item of Intellectual Property owned or used by Seller immediately prior to the Closing shall be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing. Seller has taken all necessary and desirable action to consummate the transfer and assignment thereof to Buyer. Except as set forth on SCHEDULE 3.9 hereto, to the knowledge of Seller and Bechard, Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties. Except as set forth on
SCHEDULE 3.9 hereto, Seller has not received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation. To the knowledge of Seller and Bechard, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Seller. SCHEDULE 3.9 hereto contains a true and correct description of the following:

                  (a) All Intellectual Property currently owned, in whole or in part, by Seller, and all licenses, royalties, assignments and other similar agreements relating to the foregoing to which Seller is a party; and

                  (b) All agreements relating to Intellectual Property that Seller is licensed or authorized to use from others or which Seller licenses or authorizes others to use.

         3.10 TAXES. All federal, state, local and foreign tax returns (including information returns) and reports of Seller required by any applicable law, rule, regulation or procedure of any federal, state, local or foreign agency, authority or body to be filed have been duly filed by such Seller. Seller has either: (i) paid all federal, state, county, local, foreign and other taxes (hereinafter "Taxes" or individually a "Tax") required to be paid by it through the Closing Date and all deficiencies or other additions to Tax, including interest or penalties owed in connection with any such Taxes; or (ii) included adequate provision for all such Taxes and deficiencies or other additions to Tax applicable to Seller in the Seller's Financial Statements. All Taxes and other assessments and levies required to be collected or withheld by Seller with respect to the operation of its business from customers with respect to sales of products or from employees for income taxes, social security taxes and unemployment insurance taxes have been collected or withheld, and either paid to the respective governmental agencies, or set aside in an account owned by Seller and established for that purpose.

                  Seller is not a party to any pending action or proceeding regarding assessment or collection of Taxes by any governmental authority. To Seller's knowledge, no action or proceeding regarding assessment or collection of Taxes is threatened against Seller. There are no facts or state of facts existing that (with or without the giving of notice or the passage of time or both) could form the basis for any such action or proceeding. Seller has not executed or filed any agreement with the Service or any other taxing authority extending the period for the assessment or collection of any Taxes.

         3.11 LITIGATION. There is no suit, proceeding, action, claim or investigation, at law or in equity, pending or, to Seller's or Bechard's knowledge, threatened against or affecting in any way the assets, properties or property interests of Seller. There are no facts or state of facts existing that (with or without the giving or notice or the passage of time or both) could form the basis for any such suit, proceeding, action, claim or investigation. Neither Seller nor any of its assets, property or property interests is subject to any judgement, order, writ, injunction or decree of any court or any federal, state, municipal, foreign or other governmental authority, department, commission, board, bureau, agency or other instrumentality.

         3.12 EMPLOYEE BENEFIT PLANS; ERISA.

                  (a) SCHEDULE 3.12 contains a true and complete list of each pension, retirement, profit sharing, deferred compensation, stock option, stock purchase, bonus, medical, welfare, disability, severance or termination pay, insurance or incentive plan, and each other employee benefit plan, program, agreement or arrangement, whether funded or unfunded, sponsored, maintained or contributed to or required to be contributed to by Seller, including without limitation, Seller's 401(k) plan (the "401(k) Plan"), or by any trade or business, whether or not incorporated, that together with Seller would be deemed a "single employer" within the meaning of Section 4001 of ERISA (a "Company ERISA Affiliate"), for the benefit of any employee or terminated employee of Seller or any Seller ERISA Affiliate (the "Plans"). SCHEDULE 3.12 identifies each Plan that is an "employee benefit plan," within the meaning of Section 3(3) of ERISA (the "ERISA Plans").

                  (b) Seller does not now have, nor has it ever had, any unionized employees. Consequently, Seller does not participate currently and has never participated in and is not required currently and has never been required to contribute to or otherwise participate in any "multi-employer plan," as defined in Sections 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code.

                  (c) True and complete copies of each of the Plans and the trusts included in the 401(k) Plan have been furnished to Buyer. With respect to the 401(k) Plan, Seller has delivered to Buyer the most recent Summary Plan Description.

                  (d) All contributions required by the 401(k) Plan or by law with respect to all periods through the Closing Date shall have been made by such date (or provided for by Seller by adequate reserves on its financial statements) and no excise or other taxes have been incurred or are due and owing with respect to the 401(k) Plan because of any failure to comply with the minimum funding standards of ERISA and the Code.

                  (e) Seller does not currently maintain, and has never maintained, any defined benefit pension plan within the meaning of ERISA. There are no violations of ERISA or the Code with respect to the filing of applicable reports, documents, and notices regarding any Plan with the Secretary of Labor, Secretary of the Treasury, or the Pension Benefit Guaranty Corporation (the "PBGC") or furnishing such documents to participants or beneficiaries, as the case may be. No Plan is under audit by the Service or the Department of Labor.

                  (f) No "prohibited transaction," as such term is defined in
Section 4975 of the Code and Section 406 of ERISA, has occurred with respect to any Plan (and the transactions contemplated by this Agreement will not constitute or directly or indirectly result in such a "prohibited transaction") which could subject Seller, Buyer, or any officer, director or employee of any of the foregoing, or any trustee, administrator or other fiduciary, to a tax or penalty on prohibited transactions imposed by either Section 502 of ERISA or
Section 4975 of the Code.

                  (g) The present value, determined on a termination basis, of all accrued benefits, vested and unvested, under each Plan, determined using the actuarial valuation assumptions and methods (including interest rates) contained in the most recent actuarial report for such Plan, does not exceed the assets thereof allocable to such benefits.

                  (h) No welfare benefit plan (within the meaning of Section 3(1) of ERISA) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment, except as may be required by COBRA at the expense of the participant or the beneficiary of the participant.

                  (i) Seller has complied with all of the requirements of Code
Section 4980B and Part 6 of Title I of ERISA ("COBRA").

         3.13 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution nor delivery by Seller of this Agreement, or any agreement, document or instrument executed and delivered or to be executed and delivered in connection with the transactions contemplated hereby, nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof, will: (a) conflict with or result in a breach of any provision of Seller's Articles of Incorporation or Bylaws; (b) result in the breach of, or conflict with, any of the terms and conditions of, or constitute a default (with or without the giving of notice or the passage of time or both) with respect to, or result in the cancellation or termination of, or the acceleration of the performance of any obligations or of any indebtedness under, any Material Agreement; (c) result in the creation of a lien, security interest, charge or encumbrance upon any of the Assets; or (d) violate any law or any rule or regulation of any administrative agency or governmental body, or any order, writ, injunction or decree of any court, administrative agency or governmental body to which any Seller or its properties or assets may be subject. No approval, authorization, consent or other action of, or filing with, or notice to any court, administrative agency or other governmental authority or any other person or entity is required for the execution and delivery by any Seller of this Agreement or any agreement, document or instrument executed and delivered or to be executed and delivered in connection with the transactions contemplated hereby or thereby, or the consummation of the transactions contemplated hereby or thereby.

         3.14 LICENSES, PERMITS AND AUTHORIZATIONS. Seller has all permits, licenses, certificates of occupancy, approvals or other authorizations from and registrations with federal, state, municipal and foreign governmental agencies and private associations necessary to operate its business (collectively the "Permits") and all such Permits are in full force and effect and no suspension or cancellation of any such Permit is threatened. A list of the Permits is included in SCHEDULE 3.14 hereto.

         3.15 INSURANCE. SCHEDULE 3.15 hereto contains a complete list of all insurance policies maintained by Seller with respect to the Business or the Assets. Such insurance: (i) is in full force and effect; (ii) will not terminate or lapse by reason of the transaction contemplated hereby; and (iii) is sufficient for compliance with all requirements of law and any agreements to which Seller is a party or by which the Assets are bound.

         3.16 GUARANTEES. Neither the Business nor any of the Assets is nor will be at the Closing, directly or indirectly: (i) liable, by guarantee or otherwise, upon or with respect to, (ii) obligated, by discount or repurchase agreement or in any other way, to provide funds in respect of; or (iii) obligated to guarantee or assume, any debt, dividend or other obligation of, any person, corporation, association, partnership or other entity including, without limitation, Seller or any of its affiliates.

         3.17 CORPORATE AND PERSONNEL DATA; LABOR RELATIONS. Seller is in compliance with all federal, state, local and foreign laws, rules and regulations affecting employment and employment practices of Seller, including those relating to terms and conditions of employment and wages. There are no complaints pending, or to Seller's or Bechard's knowledge threatened, against Seller in connection with any employment related matters. SCHEDULE 3.17 hereto contains a list of the names, office locations, compensation, and years of credited service for vacation and pension plan purposes of all full- and part-time employees of Seller as of December 31,

1997 (excluding temporary employees placed on assignment by Seller) and a description of all employee "perks" or other benefit practices. No strike or labor dispute involving Seller has occurred or, to the knowledge of Seller or Bechard, is threatened. None of Seller's employees are covered by any union or collective bargaining agreement. No key employee of Seller has indicated to Seller that he or she is considering terminating his or her employment except as noted on SCHEDULE 3.17. Except as set forth on SCHEDULE 3.17 hereto, and as provided in Seller's leave policy attached to SCHEDULE 3.12 hereto, the consummation of the transactions contemplated by this Agreement will not give rise to any liability of Seller for severance pay, termination pay or any other employee benefits of any kind. SCHEDULE 3.17 includes a monthly report which accurately reflects Seller's entire current monthly payroll obligations to its employees on an office-by-office basis. From the date of this Agreement until the Closing Date, the aggregate number of employees of Seller shall not decrease twenty percent (20%) or more (excluding employees terminated by Seller at the Corporate Office). SCHEDULE 3.17 also includes a list of the names and compensation levels of any consultants, independent contractors or temporary employees regularly utilized by Seller in core functions of the Business (excluding employees supplied to clients for revenue generation purposes). No accrued vacation pay is due and owing to any of Seller's employees as of the Closing Date.

         3.18 COMPLIANCE WITH LAWS/ENVIRONMENTAL MATTERS.

                  (a) Seller has at all times conducted its business and the Assets have been held in compliance with all applicable laws, regulations, ordinances, orders and other requirements of governmental authorities having jurisdiction over Seller. Seller has not received any formal or informal notice, advice, claim or complaint alleging that Seller has violated or may have violated any law, regulation, ordinance or order and, to Seller's and Bechard's knowledge, no such notice, advice, claim or complaint of any type is threatened. Seller has at all times complied and presently comply with all applicable federal, state, local and foreign laws, rules and regulations respecting occupational safety and health standards and Seller has not received complaints from any employee or any federal, state, local or foreign agency alleging any violation of any federal, state, local or foreign laws respecting occupational safety and health standards.

                  (b) Without limiting the generality of the foregoing, (i) all real property owned or leased by Seller and all buildings, fixtures, equipment and other improvements located thereon and the present use thereof comply in all respects with applicable fire codes, building codes, health codes, ordinances and regulations; (ii) the business operations of Seller (including without limitation its leased and owned real property) are in compliance with all applicable statutes, regulations, ordinances, decrees or orders of governmental authorities relating to the environment (collectively the "Environmental Laws") including without limitation those relating to Hazardous Materials (as hereinafter defined); (iii) no Hazardous Material has been spilled, released, deposited or discharged on any of Seller's owned or leased real property, no such real property has been used as a landfill or waste disposal site, and such real property is free from pollution; (iv) no notice, information, request, citation, summons or order has been received by Seller and no complaint has been filed and no penalty has been assessed or threatened by any governmental authority with respect to (x) any alleged violation by Seller of any Environmental Law; (y) any alleged failure by Seller to have any environmental permit required in connection with the operation of their business; or (z) any generation, treatment, storage, recycling, transportation of disposal of any Hazardous Material; and (v) there have not previously been and are not presently any claims of any nature pursuant to any Environmental Law on any properties owned or leased by Seller. As used in this Agreement, the term Hazardous Material means any hazardous or toxic substance, material or waste or pollutants, contaminants or asbestos containing material which is regulated by any authority in any jurisdiction in which Seller does business.

         3.19 [INTENTIONALLY OMITTED]

         3.20 WORKER'S COMPENSATION CLAIMS. SCHEDULE 3.20 contains a true, correct and complete list of all claims or pending claims for workers' compensation submitted or expected to be submitted by any employee of Seller with respect to services performed on behalf of Seller (the "Worker's Compensation Claims"). Each claim listed shall include the total reserve amount established for such claim by the Seller's workers' compensation carrier (the "Carrier"). Except as set forth on SCHEDULE 3.20, to the knowledge of Seller and Bechard, there are no facts or state of facts existing which could give rise to Workers' Compensation Claims by any employee of Seller with respect to services performed on behalf of Seller.

         3.21 [INTENTIONALLY OMITTED]

         3.22 ACCURACY OF INFORMATION FURNISHED. No statement contained in this Agreement or any Exhibit or Schedule attached hereto, and no statement contained in any certificate or other instrument or document furnished by or on behalf of Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact that is necessary to make the statements contained herein or therein not misleading.

4. REPRESENTATIONS AND WARRANTIES OF BUYER. As a material inducement for Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to Seller as follows:

         4.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Buyer has all requisite corporate power and authority to own and operate its properties, to carry on its business as now being conducted and to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

         4.2 AUTHORITY CONCERNING THIS AGREEMENT. The execution, delivery and performance by Buyer of this Agreement and of each agreement, document or instrument executed and delivered or to be executed and delivered in connection with the transactions contemplated hereby, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action of Buyer. This Agreement is (and, when executed and delivered, each agreement, document or instrument to be executed and delivered in connection with the transactions contemplated hereby will be) valid and binding upon Buyer, and enforceable against Buyer in accordance with their respective terms except to the extent that enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other laws affecting the enforcement of creditors' rights or the principles governing the availability of equity remedies.

         4.3 LITIGATION. To the knowledge of Buyer, there is no action, suit, proceeding or investigation pending or threatened against Buyer which places or may place in question the validity or enforceability of this Agreement or any agreement, document or instrument executed and delivered or to be executed and delivered in connection with the transactions contemplated hereby, or which has had or reasonably could be expected to have a material adverse effect on the business, financial condition or operations of Buyer.

         4.4 NONCONTRAVENTION. Neither the execution nor delivery by Buyer of this Agreement, or any agreement, document or instrument executed and delivered or to be executed and delivered in connection with the transactions contemplated hereby, nor the consummation by Buyer of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the provisions hereof or thereof, will: (a) conflict with or result in a breach of any provision of Buyer's Articles of Incorporation or Bylaws; (b) result in the breach of, or conflict with, any of the terms and conditions of, or constitute a default (with or without the giving of notice or the passage of time or both) with respect to, or result in the cancellation or termination of, or the acceleration of the performance of any obligations or of any indebtedness under, any material agreement executed by Buyer; (c) result in the creation of a lien, security interest, charge or encumbrance upon any of the assets of Buyer; or (d) violate any law or any rule or regulation of any administrative agency or governmental body, or any order, writ, injunction or decree of any court, administrative agency or governmental body to which Buyer or its properties or assets may be subject.

         4.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since November 17, 1997, there has not been, to the knowledge of Buyer, any event or condition of any character which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the business, financial condition or operations of Buyer.

5. INDEMNIFICATION.

         5.1 INDEMNIFICATION OBLIGATION OF SELLER AND BECHARD. Seller and Bechard, jointly and severally, hereby agree to defend, indemnify and hold harmless Buyer from, against and in respect of any loss, cost, damage or expense, including but not limited to, legal and accounting fees and expenses (and sales taxes thereon, if any) asserted against, imposed upon or paid, incurred or suffered by Buyer (a "Loss"):

                  (a) As a result of, arising from or in connection with any material breach of any representation, warranty, covenant or agreement of Seller or Bechard in this Agreement or in any agreement, document or instrument executed and delivered in connection with the transactions contemplated hereby; and

                  (b) Any material misrepresentation or inaccuracy in, or omission from any certificate, schedule, exhibit, statement, document or instrument furnished by Seller or Bechard to Buyer in connection with the transactions contemplated by this Agreement.

         5.2 ERISA INDEMNIFICATION. In addition to any indemnification obligation of Seller and Bechard pursuant to Section 5.1 hereof, Seller and Bechard, jointly and severally, agree to defend, indemnify and hold harmless Buyer from, against and in respect of any Loss with respect to any failure: (i) of the 401(k) Plan to conform to the applicable provisions of ERISA and the Code; (ii) of the 401(k) Plan to be tax qualified under Sections 401(a) and 501 of the Code; (iii) of the 401(k) Plan to be qualified within the meaning of Section 401(a) of the Code; (iv) of the trusts maintained under the 401(k) Plan to be exempt from taxation under section 501(a) of the Code; (v) of Seller to obtain and maintain in full force and effect any bonding required with respect to any ERISA Plan in accordance with applicable provisions of ERISA; and (vi) of Seller to operate and administer the 401(k) Plan in accordance with its terms and the terms and the provisions of ERISA and the Code (including rules and regulations thereunder) applicable thereto.

         5.3 INDEMNIFICATION OBLIGATION OF BUYER. Buyer hereby agrees to defend, indemnify and hold harmless Seller from, against and in respect of any Loss as a result of, arising from or in connection with any breach of any representation, warranty, covenant or agreement of Buyer in this Agreement or in any agreement, document or instrument executed and delivered in connection with the transactions contemplated hereby.

         5.4 INDEMNITY PROCEDURE.

                  (a) A party hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the "Indemnifying Party" and the other party claiming indemnity is referred to as the "Indemnified Party." The Indemnified Party under this Agreement shall give prompt written notice to the Indemnifying Party of any liability which might give rise to a claim of indemnity under this Agreement; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced. As to any claim, action, suit or proceeding by a third party, the Indemnifying Party shall be entitled to assume defense thereof (at its expense) provided that counsel for the Indemnifying Party who shall conduct the defense of such claim shall be approved by the Indemnified Party. The Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to such matter; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof. If, in the Indemnified Party's reasonable judgment, a conflict of interest between the Indemnified Party and the Indemnifying Party exists in respect of a claim, or, if the Indemnifying Party, after written notice from the Indemnified Party, fails to take timely action to defend a claim, the Indemnified Party may assume defense of such claim or action with counsel of its choosing at the Indemnifying Party's cost.

                  (b) An Indemnifying Party shall not make any settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement: (i) involving injunctive or other equitable relief against the Indemnified Party or its assets, employees or business; or (ii) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation.

         5.5 PAYMENT. The Indemnifying Party shall pay to the Indemnified Party any amounts owed to the Indemnified Party pursuant to this Section 5 within twenty (20) days after written request from the Indemnified Party to the Indemnifying Party to make such payment accompanied by appropriate substantiating documentation. In determining the amount owed hereunder, the parties shall make appropriate adjustments for tax benefits and insurance proceeds. Upon the payment in full of any claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any person, firm or entity with respect to the subject matter of the claim or litigation.

         5.6 BUYER'S RIGHT OF SETOFF. In the event any claim of a right to indemnification is made by Buyer, Buyer may, at its sole option, satisfy all or a portion of a Loss by way of setoff against the Subordinated Note. Buyer's right of setoff shall not constitute a limitation on Buyer's rights hereunder or a measure of liquidated damages and Buyer may seek full indemnification for all damages suffered and may pursue all rights and remedies available to it, at law or in equity, against any party hereto, jointly or severally, without seeking recourse against any other party and without exercising any right of setoff. Solely for purposes of this Section 5.5, the term "Loss" shall not include any Loss asserted against, but not actually imposed upon, paid, incurred or suffered by Buyer as a result of the matters described in Section 5.1(a) and Section 5.1(b) hereof.

6. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE. Buyer's obligation to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions precedent (any or all of which may be waived in writing, in whole or in part, by Buyer):

         6.1 PERFORMANCE OF OBLIGATIONS. Seller and Bechard shall have performed all of the obligations and complied with all of the covenants required to be performed or to be complied with by them under this Agreement on or prior to the Closing Date.

         6.2 APPROVALS. Seller shall have delivered to Buyer any and all approvals, consents or assignments necessary for the consummation of the transactions contemplated hereby, including, without limitation, any consents required: (i) by any governmental or administrative body; (ii) under any Material Agreement; (iii) under any insurance policies that Buyer has determined should continue in force after the Closing; or (iv) under any Permit.

         6.3 DUE DILIGENCE. Buyer's due diligence investigation shall not relieve Seller from any liability in connection with its representations and warranties set forth in this Agreement.

         6.4 FINANCIAL STATEMENTS. Buyer shall have received a copy of the Financial Statements and the Seller's most recent unaudited financial statements (the "Unaudited Statements"). Each of the Financial Statements and the Unaudited Statements shall be accompanied by a certificate of an officer of Seller in form and substance satisfactory to Buyer.

         6.5 PROPERTY. As of the Closing Date, all of Seller's real and personal property shall be in good operating condition, structurally sound and in good repair.

         6.6 APPROVAL. The board of directors of Seller shall have approved Seller entering into this Agreement and the consummation of the transactions contemplated hereby. The board of directors of Buyer shall have approved Buyer entering into this Agreement and consummation of the transactions contemplated hereby.

         6.7 LITIGATION. There shall not have been instituted, pending or threatened against Seller, any suit, action or other proceeding by any private party or governmental agency, commission, bureau or body seeking to restrain or prohibit any of the transactions contemplated by this Agreement.

           6.8 ACCRUED EXPENSES AND CONTINGENT LIABILITIES. Seller shall have resolved, in a manner reasonably satisfactory to Buyer, any issues relating to the accrued expenses and contingent liabilities of Seller.

         6.9 CONFIDENTIALITY, NON-SOLICITATION AND NONCOMPETITION AGREEMENT. Buyer and Bechard shall have entered into a Confidentiality, Non-Solicitation and Noncompetition Agreement, prohibiting Bechard from competing with Buyer for a period of five (5) years from the Closing.

         6.10 FIRST TENNESSEE BANK. Seller shall cause First Tennessee Bank to terminate any and all security interests it has with respect to Buyer or its assets, and to execute UCC-3 Termination Statements in a form satisfactory for filing with the Secretary of State of Tennessee, the Registrar of Deeds, Shelby County, Tennessee and all other governmental agencies, relating to any and all financing statements previously filed by First Tennessee Bank listing Seller as debtor and First Tennessee Bank as secured party.

         6.11 DELIVERIES. Seller and Bechard shall have delivered or caused delivery of the items set forth in Section 2.2 hereof.

         6.12 REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Seller and Bechard contained in this Agreement shall be true and correct both at the date on which this Agreement is signed and at and as of the Closing Date as if made anew at and as of such time.

         6.13 OPINION OF SELLER'S COUNSEL. Buyer shall have received an opinion from counsel of Seller dated as of the Closing Date and in substantially the form attached as EXHIBIT K hereto.

7. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE. Seller's obligation to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions precedent (any or all of which may be waived in writing, in whole or in part, by Seller):

         7.1 PERFORMANCE OF OBLIGATIONS. Buyer shall have performed all of its obligations and complied with all of its covenants required to be performed or to be complied with by it under this Agreement on or prior to the Closing Date.

         7.2 REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Buyer contained in this Agreement shall be true and correct both at the date on which this Agreement is signed and at and as of the Closing Date as if made at and as of such time.

         7.3 DELIVERIES. Buyer shall have delivered or caused delivery of the items set forth in Section 2.3 of this Agreement.

         7.4 LITIGATION. There shall not have been instituted, pending or threatened against Buyer, any suit, action or other proceeding by any private party or governmental agency, commission, bureau or body seeking to restrain or prohibit any of the transactions contemplated by this Agreement.

         7.5 OPINION OF BUYER'S COUNSEL. Seller shall have received an opinion from counsel of Buyer dated as of the Closing Date and in substantially the form attached as EXHIBIT L hereto.

8. CERTAIN ADDITIONAL COVENANTS OF SELLER. Seller and Bechard covenant and agree with Buyer as follows:

         8.1 CONDUCT AND TRANSACTIONS PRIOR TO CLOSING. From and after the date of this Agreement until the Closing Date, except to the extent contemplated by this Agreement or otherwise consented to in writing by Buyer:

                  (a) Seller shall operate its business in the same manner as presently conducted and only in the ordinary and usual course and consistent with past practice, and will use all reasonable efforts to preserve intact its present business organization and to keep available the services of all employees, representatives and agents. Seller shall use all reasonable efforts, consistent with its past practices, to promote its business and shall not take or omit to take any action which causes, or which is likely to cause, any deterioration of their present business or relationships with suppliers or customers.

                  (b) Seller will maintain all of its properties and assets, tangible or intangible, in substantially the same condition and repair as such properties and assets are maintained as of the date hereof, ordinary wear and tear excepted, and shall take all reasonable steps necessary to maintain and protect its intangible assets. Seller shall not sell, lease or otherwise dispose of any of its assets except in the ordinary course of business consistent with past practice.

                  (c) Without the prior written consent of Buyer, Seller shall not grant any salary increase to any employee, or enter into any new or amend or alter any existing employment agreement or bonus, incentive compensation, medical reimbursement, life insurance, deferred compensation, profit sharing, retirement, pension, stock option, group insurance, death benefit or other fringe benefit plans or other arrangements for its employees.

                  (d) Seller shall keep its properties and business insured to the same extent as insured on the date hereof.

                  (e) Seller shall not take any action or omit to take any action that could cause (with or without the giving of notice or the passage of time or both) the breach, default, acceleration, amendment, termination or waiver of or under any Material Agreement or the imposition of any lien, encumbrance, mortgage or other claim or charge against the Assets.

                  (f) Seller will maintain its books, accounts and records in accordance with good business practice and generally accepted accounting principles consistently applied.

                  (g) Seller shall not take any action that would cause its representations and warranties set forth herein not to be true and correct at and as of the Closing Date as if made at and as of such time.

                  (h) Seller shall not declare, set aside or pay any dividend or make any distribution with respect its capital stock or redeem, purchase, or otherwise acquire any of its capital stock.

                  (i) Seller will use its best efforts to obtain the approvals referred to in Section 6.2 hereto.

                  (j) At least five (5) days prior to the Closing, Buyer may notify Seller of those insurance policies referred to in Section 3.15 that Buyer wants Seller to assign to Buyer, if any, and, upon such notice, Seller shall arrange for such insurance policies to be assigned to Buyer as of the Closing Date and for Buyer to be named as the insured thereunder.

                  (k) Seller shall assume responsibility for the payment of all Federal and State income tax liabilities incurred through the Closing Date.

                  (l) In the event that Buyer desires to use and retain the benefit of Seller's unemployment insurance rating with respect to any employees of Seller whom Buyer desires to employ, Seller shall cooperate with Buyer with respect to the taking of any actions which may reasonably be necessary to effectuate or facilitate the transfer of such rating and to allow Buyer to retain the full benefit thereof.

                  (m) Seller shall not otherwise engage in any practice, take any action or enter into any transaction of the sort described in Section 3.6 of this Agreement.

         8.2 POST-CLOSING COVENANTS.

                  (a) Seller and Bechard covenant and agree, at their sole cost and expense, to cause Seller's independent auditors, on or before March 31, 1998, to prepare audited financial statements of Seller for the fiscal year ended December 28, 1997 and to deliver such audited statements to Buyer, together with a written consent of such auditors with respect to the use of those statements, and an agreement to provide signed opinions and consents with respect thereto, at any time and from time-to-time, at no cost to Buyer, in any required filings with the Securities and Exchange Commission by OutSource International, Inc., Buyer's parent, for a period of seventeen (17) months after the Closing.

                  (b) Seller and Bechard covenant and agree, at their sole cost and expense, to notify Buyer, for a period of twelve (12) months after the Closing Date, of any Workers' Compensation Claims reported to Seller or Carrier.

                  (c) Seller and Bechard covenant and agree with Buyer, its successors and assigns, that they will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, any and all such further acts, instruments, papers and documents as may be necessary to carry out and effectuate the intent and purposes of this Agreement.

                  (d) Buyer, Seller and Bechard acknowledge that Seller shall be entitled to any amounts due and payable pursuant to retrospective adjustments with respect to, or rights of subrogation under, Seller's workers' compensation insurance policies covering employees of Seller with respect to services performed on behalf of Seller prior to the Closing Date. Any claims pursuant to such rights shall be at the sole cost and expense of Seller.

                  (e) Seller shall be responsible for compliance with the requirements of COBRA for all of Seller's employees who are not hired by Buyer. Seller shall indemnify and hold Buyer harmless for any liability Buyer incurs at any time on or after the Closing Date with respect to: (i) any of Seller's employees who are not hired by Buyer under the provisions of COBRA; or (ii) with respect to any severance obligations of any employees of Seller.

                  (f) Within ten (10) days following the Closing Date, Seller shall file an amendment to its articles of incorporation changing its corporate name to a name agreed to by Buyer and shall file or cause to be filed such certificates, documents or other instruments as may be necessary to effect such change in each state or other jurisdiction in which it is qualified to do business, including the withdrawal of all fictitious name filings made by Seller.

                  (g) Buyer agrees that any sums of money received by Buyer for services rendered by Seller prior to the Closing Date will be promptly delivered to Seller and that Buyer will mail past due statements to former customers of Seller with respect to outstanding accounts receivables of Seller until March 31, 1998 in accordance with Buyer's normal billing practices.

                  (h) Within thirty (30) days after the Closing Date, Seller shall terminate the 401(k) Plan, effective as of a date prior to the Closing Date. Within one year after the Closing Date, Seller shall deliver to Buyer the final financial statement, the final Service determination letter and the final Annual Report with respect to the 401(k) Plan.

                  (i) Seller and Bechard shall use their best efforts to assist Buyer in transferring to Buyer the Permits, to the extent such Permits are transferable.

9. LIQUIDATED DAMAGES. Notwithstanding anything to the contrary contained herein, in the event that all of the conditions precedent set forth in Section 6 hereof are fulfilled, and the Closing does not occur on or prior to February 10, 1998 (the "Extended Closing Date"), solely as a result of the actions or the failure to act by Buyer, Seller shall receive, as liquidated damages, Five Hundred Thousand Dollars ($500,000.00) in cash. Liquidated damages paid to Seller in accordance with this Section 9 shall constitute the sole and exclusive remedy of Seller and Bechard hereunder.

10. MISCELLANEOUS.

         10.1 ENTIRE AGREEMENT. This Agreement and the Exhibits and Schedules to this Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, understandings, agreements, arrangements and understandings, both oral and written, between the parties hereto with respect to such subject matter. The Exhibits and Schedules to this Agreement are incorporated into and constitute part of this Agreement.

         10.2 AMENDMENT. This Agreement may not be amended or modified in any respect, except by the mutual written agreement of the parties hereto.

         10.3 NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm, corporation, partnership, association or other entity, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

         10.4 SURVIVABILITY. Notwithstanding any investigation made by or on behalf of any party to this Agreement, the representations and warranties made under and in connection with this Agreement shall be true and correct on and as of the Closing Date with the same effect as if made on and as of such date and shall survive the Closing and consummation of all the transactions contemplated hereby.

         10.5 WAIVERS AND REMEDIES. The waiver by any of the parties hereto of any other party's prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any of the parties hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

         10.6 SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.

         10.7 DESCRIPTIVE HEADINGS/RECITALS. Descriptive headings contained herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. The recitals are incorporated into and made a part of this Agreement.

         10.8 COUNTERPARTS AND FACSIMILE SIGNATURES. This Agreement may be executed in counterparts by the separate parties hereto, all of which shall be deemed to be one and the same instrument. Facsimile signatures shall have the same effect as original signatures.

         10.9 NOTICES. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed to have been duly given: (i) when delivered by hand; (ii) when delivered by facsimile (if written confirmation of receipt of the facsimile is obtained from the party to be charged with notice);
(iii) five (5) days after being deposited in the United States mail by registered or certified mail, return receipt requested, postage prepaid; or (iv) on the second business day after being sent (prepaid for next day delivery), via Federal Express, United Parcel Service, DHL or other nationally recognized delivery service, as follows:

                  If to Seller or Bechard:

                  John Bechard
                  4043 Windolyn Way
                  Bartlett, Tennessee 38133
                  Phone: 901-384-6038

                  With a copy to:

                  Tom McPherson, Esq.
                  Benham Leake Attorneys
                  6000 Poplar Avenue
                  Suite 401
                  Memphis, Tennessee 38119
                  Phone: 901-767-2500
                  Fax: 901-767-5555

                  If to Buyer:

                  OutSource International of America, Inc.
                  1144 East Newport Center Drive
                  Deerfield Beach, Florida  33442
                  Attention: Chief Executive Officer
                  Phone:     (954) 418-6200
                  Fax:       (954) 418-3365

                  With copies to:

                  Brian M. Nugent, Esq.
                  Vice President and General Counsel
                  OutSource International, Inc.
                  Deerfield Beach, Florida  33442
                  Phone:     (954) 418-6580

                  and
                  Donn A. Beloff, Esq.
                  Holland & Knight LLP
                  One East Broward Boulevard, Suite 1300
                  Ft. Lauderdale, Florida 33301

                  or to such other address as any party hereto may from time to time designate in writing delivered in a like manner.

         10.10 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of the parties hereto shall assign any of its rights or obligations hereunder without the express written consent of the other party hereto.

         10.11 APPLICABLE LAW. This Agreement shall be governed by, and shall be construed, interpreted and enforced in Accordance with, the laws of the State of Florida.

         10.12 BROKERS AND AGENTS. Seller acknowledges and agrees that it has retained Bob Cohen as its sole broker with respect to the transactions contemplated by this Agreement and is solely responsible for the payment of all the fees and expense of said broker. Buyer has not retained any broker with respect to the transaction contemplated pursuant to this Agreement. Seller agrees to indemnify Buyer with respect to any claims made by any third party claiming a brokerage fee or commission from Seller arising out of the transaction contemplated by this Agreement.

         10.13 EXPENSES. Except as otherwise provided herein, each of the parties hereto agrees to pay all of the respective expenses incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including accountants' and attorneys' fees.

         10.14 CONFIDENTIALITY. No party hereto shall divulge the existence of the terms of this Agreement, the transactions contemplated hereby or any information about another party that such party may have acquired in connection with the transaction, without the prior written approval of all of the parties hereto, except and as to the extent: (i) obligated by law, or (ii) necessary for such party to defend or prosecute any litigation in connection with the transactions contemplated hereby. The parties hereto acknowledge that any breach of the foregoing will give rise to irreparable injury that is not compensable in damages and agree that any party may seek and obtain equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to such party against the breach or threatened breach of such covenants, in addition to any other legal remedies which may be available.

         10.15 CERTAIN INTERPRETATIONS. Words such as "herein," "hereof," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement. The word "material" as used in this Agreement shall mean a deviation of more than five (5%) percent.

         10.16 CONSENT TO JURISDICTION. The parties to this Agreement agree that any claim, suit, action or proceeding, brought by either party, arising out of or relating to this Agreement or the transactions contemplated hereby shall be submitted for adjudication exclusively in any Florida state or federal court sitting in Broward County, Florida, and each of the parties hereto expressly agrees to be bound by such selection of jurisdiction and venue for purposes of such adjudication. Each party: (i) waives any objection which it may have that such court is not a convenient forum for any such adjudication; (ii) agrees and consents to the personal jurisdiction of such court with respect to any claim or dispute arising out of or relating to this Agreement or the transactions contemplated hereby; and (iii) agrees that process issued out of such court or in accordance with the rules of practice of such court shall be properly served if served personally or served by certified mail or other form of substituted service, as provided under the rules of practice of such court. In the event of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby the prevailing party thereunder shall be entitled to recover reasonable attorneys' and paralegals' fees (for negotiations, trials, appeals and collection efforts) and court costs incurred in connection therewith in addition to any other relief to which such party may be entitled. The prevailing party shall be the party that prevails on its claim whether or not an award or judgement is entered in its favor.

         10.17 EQUITABLE RELIEF. The parties hereto acknowledge and agree that any party's remedy at law for any breach or threatened breach of this Agreement which relates to requiring that the breaching party take any action or refrain from taking any action, would be inadequate and such breach or threatened breach shall be per se deemed as causing irreparable harm to such party. Therefore, in the event of such breach or threatened breach, the parties hereto agree that in addition to any available remedy at law, including but not limited to monetary damages, an aggrieved party shall be entitled to obtain equitable relief in the form of specific enforcement, temporary restraining order, temporary permanent injunction, or any other equitable remedy that may then be available to the aggrieved party.

                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                             BUYER:

Witness:
                                   OutSource International of America, Inc.

------------------------------
                                   By: /s/ PAUL M. BURRELL
                                       ----------------------------------
                                   Name: Paul M. Burrell
------------------------------     Title: President

                                   SELLER:

Witness:
                                   Tempus, Inc.

------------------------------
                                   By: /s/ JOHN BECHARD
                                      ------------------------------------
                                   Name: John Bechard
------------------------------     Title: President

                                   BECHARD:

------------------------------    /s/ JOHN BECHARD
                                  ----------------------------------------
                                   John Bechard
------------------------------

                                LIST OF EXHIBITS

Exhibit A                Estoppel Certificate and Consent to Assignment of Lease

Exhibit B                Subordinated Note

Exhibit C-1              1997 Adjusted GP

Exhibit C-2              Allocation of Purchase Price

Exhibit D                Bill of Sale

Exhibit E                Assignment

Exhibit F                Employment Agreement

Exhibit G                Noncompetition Agreement

Exhibit H                Assignment of Applications

Exhibit I                Assignment of Trademarks

Exhibit J                Assignment of Lease

Exhibit K                Opinion of Seller's Counsel

Exhibit L                Opinion of Buyer's Counsel

                                LIST OF SCHEDULES

Schedule 1                   Locations

Schedule 1.1                 Assets

Schedule 1.3                 Assumed Liabilities

Schedule 1.4                 Assumed Leases

Schedule 3.1                 Permitted Liens

Schedule 3.2                 Corporate Status of Buyer

Schedule 3.4                 Condition of Personal Property

Schedule 3.5                 Financial Statements; Undisclosed Liabilities

Schedule 3.6                 Absence of Certain Changes or Events

Schedule 3.7                 Contracts and Commitments

Schedule 3.9                 Intellectual Property

Schedule 3.12                Employee Benefit Plans; ERISA

Schedule 3.14                Licenses, Permits and Authorizations

Schedule 3.15                Insurance

Schedule 3.17                Corporate and Personnel Data; Labor Relations

Schedule 3.20                Workers' Compensation Claims